PetIQ, Inc. Reports Second Quarter 2022 Financial Results
Second Quarter 2022 Net Income Increased 16.0% to $4.7 Million
Reports Adjusted EBITDA of Approximately $28 Million
Provides Third Quarter 2022 Guidance and Updates 2022 Annual Outlook

EAGLE, Idaho – August 9, 2022 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the second quarter and six months ended June 30, 2022.
Cord Christensen, PetIQ’s Chairman & CEO commented, “Consumption of our products by pet parents improved as we progressed through the second quarter with strong contribution from PetIQ's higher-margin manufactured products, including our new product launches where we gained market share in-line with our plan, and we experienced good growth in our Services segment, although it wasn’t enough to fully offset our slower start to the flea and tick season. Year-to-date, net sales still increased compared to last year, and we are very pleased with our ability to expand gross margin and achieve adjusted EBITDA approximately in-line with our expectations while making planned incremental investments in marketing to support new product launches and the growth of our existing brands.”
Second Quarter 2022 Highlights Compared to Prior Year Period
•Net sales of $252.0 million compared to $271.0 million, a decrease of 7.0%; for comparative purposes, net sales decreased 2.8% excluding $11.8 million of sales in the prior year period related to loss of distribution rights
•Product segment net sales of $219.0 million compared to $242.9 million, a decrease of 9.8%; Product segment net sales decreased 5.2% excluding the aforementioned item
•PetIQ’s manufactured products increased to 28.9% of Product segment net sales compared to 28.4%
•Services segment net revenues of $33.0 million compared to $28.2 million, an increase of 17.2%
•Gross margin increased 260 basis points to 24.6%; adjusted gross margin increased 190 basis points to 26.4%
•Net income increased 16.0% to $4.7 million, or earnings per diluted share of $0.16, compared to $4.0 million, or earnings per diluted share of $0.14
•Adjusted EBITDA of $27.6 million — approximately in-line with the Company's guidance for the quarter of $28.0 million
•Adjusted EBITDA margin decreased 180 basis points to 10.9% — slightly ahead of the Company's guidance for the quarter

Six Month 2022 Highlights Compared to Prior Year Period
•Net sales of $527.7 million compared to $525.4 million, an increase of 0.4%; for comparative purposes, net sales increased 7.0% excluding $32.1 million of sales in the prior year period related to loss of distribution rights
•Product segment net sales of $466.8 million compared to $472.9 million, a decrease of 1.3%; Product segment net sales increased 5.9% excluding the aforementioned item
•PetIQ’s manufactured products increased to 27.4% of Product segment net sales compared to 25.4%
•Services segment net revenues of $60.9 million compared to $52.5 million, an increase of 16.2%

•Gross margin increased 220 basis points to 22.7%; adjusted gross margin increased 200 basis points from 22.7% to 24.7%
•Net income increased 22.1% to $7.8 million, or earnings per diluted share of $0.26, compared to $6.4 million, or earnings per diluted share of $0.22
•Adjusted EBITDA of $59.2 million
•Adjusted EBITDA margin decreased 40 basis points to 11.2%

Second Quarter 2022 Financial Results
Net sales of $252.0 million for the second quarter of 2022, decreased 7.0%, compared to $271.0 million for the same period in the prior year. For comparative purposes, net sales decreased 2.8%, excluding $11.8 million of sales in the prior year period related to the aforementioned item.
Second quarter net sales were impacted by a slower start to the flea and tick season during the month of April due to weather. While weather was still an issue in May, consumption did improve each month of the quarter; however, this increase did not fully offset the decline to start the flea and tick season. In addition, later in the second quarter, the Company started to experience changes in consumer shopping habits evidenced by trade down to smaller pack sizes and lower cost brands as well as certain preventative care pet purchases occurring more closely to the time of need in this economic environment. Net sales were also impacted by the previously mentioned loss of distribution rights and a shift of approximately $5.0 million of net sales from the second quarter to the first quarter of 2022 due to stronger than normal fill orders for the start of the flea and tick season. The increase in Services segment net revenues was driven by improved revenue metrics and optimization of mobile clinics and wellness centers.
Second quarter 2022 gross profit was $62.0 million, an increase of 3.9% compared to $59.6 million in the prior year period. Gross margin increased 260 basis points to 24.6% from 22.0% in the prior year period. Adjusted gross profit was $65.2 million, an increase of 0.5% compared to $64.9 million in the prior year period, reflecting favorable product mix including the success of the Company’s manufactured product portfolio such as the recently launched product NextStar. The Company also benefited from Services segment optimization. Adjusted gross margin increased 190 basis points to 26.4% for the second quarter 2022 compared to 24.5% in the prior year period.

Selling, general and administrative expenses (“SG&A”) was $50.6 million for the second quarter of 2022 compared to $43.1 million in the prior year period. Adjusted SG&A was $44.1 million for the second quarter of 2022 compared to $37.5 million in the prior year period. As a percentage of net sales adjusted SG&A was 17.8%, an increase of 420 basis points compared to the prior year period. The increase in SG&A expenses was primarily due to a planned incremental $5.8 million, or 230 basis points of expense, to support two of the Company’s significant new manufactured brand introductions and continued marketing investments to help accelerate growth of its manufactured brand product portfolio.
Net income was $4.7 million for the second quarter of 2022, an increase of 16.0%, compared to $4.0 million in the prior year period. The Company reported earnings per diluted share of $0.16 compared to $0.14 in the second quarter of 2021.
Second quarter adjusted EBITDA was $27.6 million, approximately in-line with the Company's guidance of $28.0 million, despite lower-than- expected net sales and including the previously mentioned $5.8 million of planned incremental marketing expense. Second quarter 2022 adjusted EBITDA was lower than the $34.4 million reported in the prior year period. Adjusted EBITDA margin decreased 180 basis points to 10.9% compared to 12.7% in the prior year period slightly ahead of the Company's expectations for the second quarter of 2022.
Adjusted gross profit, adjusted gross margin, adjusted SG&A, non-GAAP adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.
Segment Results
Product:

For the second quarter of 2022, Product segment net sales decreased 9.8% to $219.0 million from $242.9 million in the prior year period. For comparative purposes, Product segment net sales decreased 5.2%, excluding $11.8 million of sales in the prior year period related to loss of distribution rights, as previously communicated the last few quarters. A reconciliation table of reported net sales and adjusted EBITDA reflecting the impact of the loss of distribution for the second quarter of 2022 and 2021 are included in this release.

Second quarter Product net sales were impacted by a slower start to the flea and tick season during the month of April due to weather. While weather was still an issue in May, consumption did improve each month of the quarter; however, this increase did not fully offset the decline to start the flea and tick season. In addition, later in the second quarter, the Company started to experience changes in consumer shopping habits evidenced by trade down to smaller pack sizes and lower cost brands as well as certain preventative care pet purchases occurring more closely to the time of need in this economic environment. Product segment net sales were also impacted by the previously mentioned loss of distribution rights and a shift of approximately $5.0 million of net sales from the second quarter to the first quarter of 2022 due to stronger than normal fill orders for the start of the flea and tick season.

Product segment adjusted EBITDA decreased 10.0% to $43.4 million from adjusted EBITDA of $48.2 million in the second quarter of 2021. Product segment adjusted EBITDA margin in the second quarter of 2022 was flat at 19.8% compared to the prior year period as a result of favorable product mix due to sales of PetIQ's manufactured products.
Services:
For the second quarter of 2022, Services segment net revenues were $33.0 million, an increase of 17.2% compared to $28.2 million in the same period last year. Services segment adjusted EBITDA was $4.7 million, an increase of 56.5% compared to $3.0 million in the second quarter of 2021. Services segment net revenues and adjusted EBITDA benefited from improved revenue metrics and optimization of mobile clinics and wellness centers.
Cash Flow and Balance Sheet
As of June 30, 2022, the Company had cash and cash equivalents of $5.4 million. The Company’s total debt, which is comprised of its term loan, ABL, and convertible debt, was $467.4 million as of June 30, 2022. The Company had total liquidity, which it defines as cash on hand plus availability, of $125.4 million as of June 30, 2022.
Outlook
The Company is updating its annual outlook and providing third quarter 2022 guidance.
Christensen commented, “Multiple consumer trends continue to support the long-term growth of the pet industry and PetIQ's unique position in the market as we offer convenient and affordable veterinarian products and services to more consumers. PetIQ's manufactured brands continue to gain share and outperform the categories in which we operate. While we continue to expect to drive a disproportionate market share in the second half of 2022, we expect total category growth to be less than prior years based on the slower flea and tick season and changes in consumer spending habits in this economic environment. As a result, we've taken a more conservative approach to our 2022 outlook and now expect to increase net sales approximately 4.0% for the full year based on the mid-point of our guidance. If you compare our first half results to our second half expectations, it suggests all the growth occurred in the first half of 2022 with no growth expected in the second half of the year. Simply doing this, does not tell the full story. In fact, our year-over-year growth is very balanced throughout 2022 when you look at pet parent consumption. The timing of sales is tied to our retail customers balancing inventory and reducing weeks of supply in the third quarter."

For the full year 2022 the Company now expects:

•Net sales of $920 million to $940 million, in-line with 2021 based on the mid-point of the guidance. For comparative purposes, the Company expects net sales to increase 3.7% compared to 2021 based on the mid-point of the guidance, excluding $36.1 million of sales in the prior year related to the loss of distribution rights. Approximately two thirds of the Company’s lower net sales outlook is related to the slower start to the flea and tick season and the changes in consumer spending in this economic environment. Approximately one-third of the Company's lower net sales outlook is due to opening fewer than previously expected wellness centers due to the difficult veterinarian labor market.
•Adjusted EBITDA of $92 million to $94 million, in-line with 2021 based on the mid-point of the guidance. For comparative purposes, the Company expects adjusted EBITDA to increase approximately 3.0% compared to 2021 based on the mid-point of the guidance, excluding $1.8 million of adjusted EBITDA in the prior year related to the loss of distribution rights.
The Company’s annual adjusted EBITDA outlook continues to assume adjusted SG&A will increase approximately 100 basis points to 17.3% in 2022 compared to 16.3% in 2021. The annual outlook also continues to assume nominal improvement in adjusted EBITDA contribution from the Services segment given the continued volatility in the segment’s results as a result of the ongoing impact from the veterinarian labor market.
For the third quarter of 2022 the Company expects:
•Net sales of $200 million to $210 million, a decrease of 1.0% compared to the third quarter of 2021 based on the mid-point of the guidance. For comparative purposes, the Company expects net sales to be in-line with the third quarter of 2021 based on the mid-point of the guidance, when excluding $3.5 million of sales in the prior year period related to the loss of distribution rights.
•Adjusted EBITDA of $16.5 million to $17.5 million, an increase of 3.8% compared to the third quarter of 2021 based on the mid-point of the guidance. For comparative purposes, the Company expects adjusted EBITDA to increase approximately 5.0% compared to the third quarter of 2021 based on the mid-point of the guidance, excluding $0.2 million of adjusted EBITDA in the prior year period related to the loss of distribution rights.
The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the full year ending December 31, 2022.

Conference Call and Webcast
The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 866-652-5200 and international listeners may dial 412-317-6060.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through August 30, 2022. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10169215.
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 2,600 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.
Contact: katie.turner@petiq.com or 208.513.1513
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.
Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, non-GAAP adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.
Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, integration costs and costs of discontinued clinics, loss on debt extinguishment and related costs, non-same-store adjustment, litigation costs, and stock-based compensation expense. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.

Adjusted gross profit consists of gross profit adjusted for gross (profit) loss on veterinarian clinics and wellness centers that are not part of same store sales. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.
Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, non-same store adjustment, loss on debt extinguishment and related costs, integration costs and costs of discontinued clinics, and litigation expense.
EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.
We believe that the use of adjusted net income, Non-GAAP adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted selling, general and administrative expenses (Adjusted SG&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted SG&A, adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per share and adjusted EBITDA margin), that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.
Definitions
•Mobile clinic – A mobile clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile clinics, these clinics are grouped as part of geographic regions.
•Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

PetIQ, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	June 30, 2022	December 31, 2021
Current assets
Cash and cash equivalents	$5,396	$79,406
Accounts receivable, net	168,831	113,947
Inventories	160,064	96,440
Other current assets	9,337	8,896
Total current assets	343,627	298,689
Property, plant and equipment, net	76,691	76,613
Operating lease right of use assets	20,674	20,489
Other non-current assets	1,882	2,024
Intangible assets, net	181,566	190,662
Goodwill	230,594	231,110
Total assets	$855,035	$819,587
Liabilities and equity
Current liabilities
Accounts payable	$81,093	$55,057
Accrued wages payable	10,370	12,704
Accrued interest payable	1,387	3,811
Other accrued expenses	11,539	11,680
Current portion of operating leases	6,334	6,500
Current portion of long-term debt and finance leases	8,446	8,350
Total current liabilities	119,170	98,102
Operating leases, less current installments	15,259	14,843
Long-term debt, less current installments	450,904	448,470
Finance leases, less current installments	1,830	2,493
Other non-current liabilities	431	459
Total non-current liabilities	468,424	466,265
Equity
Additional paid-in capital	374,057	368,006
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,304 and 29,139 shares issued and outstanding, respectively	29	29
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 252 and 272 shares issued and outstanding, respectively	—	—
Accumulated deficit	(106,762)	(114,525)
Accumulated other comprehensive loss	(2,203)	(684)
Total stockholders' equity	265,121	252,826
Non-controlling interest	2,320	2,394
Total equity	267,441	255,220
Total liabilities and equity	$855,035	$819,587

PetIQ, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Product sales	$219,014	$242,857	$466,764	$472,891
Services revenue	33,000	28,154	60,945	52,467
Total net sales	252,014	271,011	527,709	525,358
Cost of products sold	163,568	$185,837	354,419	368,664
Cost of services	26,472	$25,546	53,681	49,267
Total cost of sales	190,040	211,383	408,100	417,931
Gross profit	61,974	59,628	119,609	107,427
Operating expenses
Selling, general and administrative expenses	50,595	43,142	98,831	83,814
Operating income	11,379	16,486	20,778	23,613
Interest expense, net	6,299	7,655	12,420	12,525
Loss on debt extinguishment	—	5,453	—	5,453
Other income, net	(201)	(451)	(204)	(655)
Total other expense, net	6,098	12,657	12,216	17,323
Pretax net income	5,281	3,829	8,562	6,290
Income tax (expense) benefit	(603)	205	(724)	130
Net income	4,678	4,034	7,838	6,420
Net income attributable to non-controlling interest	46	8	75	361
Net income attributable to PetIQ, Inc.	$4,632	$4,026	$7,763	$6,059
Net income per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.16	$0.14	$0.27	$0.22
Diluted	$0.16	$0.14	$0.26	$0.22
Weighted Average shares of Class A common stock outstanding
Basic	29,283	28,491	29,223	27,444
Diluted	29,329	29,156	29,304	28,059

PetIQ, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	For the Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$7,838	$6,420
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	17,660	20,405
Loss on debt extinguishment	—	5,453
Loss on disposition of property, plant, and equipment	—	167
Stock based compensation expense	6,666	4,561
Other non-cash activity	48	176
Changes in assets and liabilities
Accounts receivable	(54,969)	(57,011)
Inventories	(63,771)	(20,580)
Other assets	(409)	(2,166)
Accounts payable	26,481	(6,632)
Accrued wages payable	(2,359)	(482)
Other accrued expenses	(2,569)	3,493
Net cash used in operating activities	(65,384)	(46,196)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	—	350
Purchase of property, plant, and equipment	(8,026)	(18,302)
Net cash used in investing activities	(8,026)	(17,952)
Cash flows from financing activities
Proceeds from issuance of long-term debt	44,000	630,568
Principal payments on long-term debt	(42,800)	(576,843)
Tax distributions to LLC Owners	—	(72)
Principal payments on finance lease obligations	(744)	(1,226)
Payment of deferred financing fees and debt discount	—	(6,360)
Tax withholding payments on Restricted Stock Units	(865)	(852)
Exercise of options to purchase class A common stock	115	12,588
Net cash (used in) provided by financing activities	(294)	57,803
Net change in cash and cash equivalents	(73,704)	(6,345)
Effect of exchange rate changes on cash and cash equivalents	(306)	52
Cash and cash equivalents, beginning of period	79,406	33,456
Cash and cash equivalents, end of period	$5,396	$27,163

Impact of Loss of Distribution on Sales and Adjusted EBITDA
The table below represents the portion of net sales and Adjusted EBITDA associated with the Company's distribution of such manufacturers’ products to certain customers. As these transactions will not recur in 2022, they are excluded from the measures below to provide additional details to investors for comparative purposes.

(Unaudited, in 000’s)

	For the Three Months Ended				For the Year Ended
	March 31	June 30	September 30	December 31	December 31, 2021
Previously reported net sales	254,347	271,011	210,534	196,636	$932,528
Loss of distribution	(20,250)	(11,830)	(3,510)	(480)	$(36,070)
Net Sales after impact of loss of distribution	234,097	259,181	207,024	196,156	$896,458

Previously reported Adjusted EBITDA	26,861	34,359	16,364	15,308	$92,892
Loss of distribution	(1,012)	(592)	(175)	(24)	$(1,803)
Adjusted EBITDA after impact of loss of distribution	25,849	33,767	16,189	15,284	$91,089

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Products segment sales	$219,014	$242,857	$466,764	$472,891
Services segment revenue:
Same-store sales	28,264	22,172	48,989	42,090
Non same-store sales	4,736	5,982	11,956	10,377
Total services segment revenue	$33,000	$28,154	$60,945	$52,467
Total net sales	$252,014	$271,011	$527,709	$525,358

Adjusted EBITDA
Products	$43,380	$48,187	$91,289	$86,979
Services	4,740	3,028	7,824	5,124
Unallocated Corporate	(20,538)	(16,856)	(39,936)	(30,883)
Total Adjusted EBITDA	$27,582	$34,359	$59,177	$61,220

PetIQ, Inc.
Reconciliation between gross profit and adjusted gross profit
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Gross profit	$61,974	$59,628	$119,609	$107,427
Plus:
Non same-store gross (profit) loss(3)	3,204	5,257	7,904	9,220
Adjusted gross profit	$65,178	$64,885	$127,513	$116,647
Gross Margin %	24.6%	22.0%	22.7%	20.4%
Adjusted gross margin %	26.4%	24.5%	24.7%	22.7%

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
SG&A	$50,595	$43,142	$98,831	$83,814
Less:
Acquisition costs(1)	156	86	156	92
Loss on debt extinguishment and related costs(2)	—	985	—	985
Stock based compensation expense	2,843	2,439	6,666	4,561
Non same-store adjustment(3)	1,991	1,106	4,456	2,791
Integration costs and costs of discontinued clinics(4)	404	735	743	687
Litigation expenses	1,141	320	3,802	563
Adjusted SG&A	$44,060	$37,471	$83,008	$74,135
% of Sales (GAAP)	20.1%	15.9%	18.7%	16.0%
% of Sales (Adjusted)	17.8%	14.1%	16.1%	14.4%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income	$4,678	$4,034	$7,838	$6,420
Plus:
Tax expense (benefit)	603	(205)	724	(130)
Depreciation	3,515	3,143	7,197	6,274
Amortization	4,477	4,627	9,000	13,055
Interest expense, net	6,299	7,655	12,420	12,525
EBITDA	$19,572	$19,254	$37,179	$38,144
Acquisition costs(1)	156	86	156	92
Stock based compensation expense	2,843	2,439	6,666	4,561
Loss on debt extinguishment and related costs(2)	—	6,438	—	6,438
Non same-store adjustment (3)	3,466	5,087	10,631	10,735
Integration costs and costs of discontinued clinics(4)	404	735	743	687
Litigation expenses	1,141	320	3,802	563
Adjusted EBITDA	$27,582	$34,359	$59,177	$61,220
Adjusted EBITDA Margin	10.9%	12.7%	11.2%	11.7%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted Net Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income	$4,678	$4,034	$7,838	$6,420
Plus:
Tax expense (benefit)	603	(205)	724	(130)
Acquisition costs(1)	156	86	156	92
Loss on debt extinguishment and related costs(2)	—	6,438	—	6,438
Stock based compensation expense	2,843	2,439	6,666	4,561
Non same-store adjustment(3)	5,195	5,787	12,360	12,011
Integration costs and costs of discontinued clinics(4)	404	735	743	687
Litigation expenses	1,141	320	3,802	563
Adjusted Net income	$15,020	$19,634	$32,289	$30,642

Non-GAAP adjusted EPS
Basic	$0.51	$0.69	$1.10	$1.12
Diluted	$0.51	$0.67	$1.10	$1.09
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,283	28,491	29,223	27,444
Diluted	29,329	29,156	29,304	28,059

(1) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(2) Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related costs.
(3) Non same-store adjustment includes revenue and costs, and associated gross profit, related to our Services segment wellness centers and host partners with less than six full quarters of operating results, and also include pre-opening expenses.
(4) Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. Depending on the type of costs, the costs are primarily in the Products and the corporate segments. Costs of discontinued clinics represent costs to close Services segment locations.